SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 Current Report

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                        Date of Report: January 11, 2001
                        (Date of earliest event reported)


                             BUSINESSMALL.COM, INC.
              Exact name of registrant as specified in its charter

           Nevada                       0-15413                 95-3480640
State of other jurisdiction of    Commission File No.        I.R.S. Employer
incorporation or organization                                     ID No.

              18489 U.S. Highway 19 N., Clearwater, Florida 33764
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (727) 409-2319


                                       N/A
                  --------------------------------------------
          (Former name or former address if changed since last report)

Item 5.  OTHER EVENTS

         Except as expressly indicated or unless the context otherwise requires, "BusinessMall," "we," "our," or "us" means BusinessMall.Com, Inc., a Nevada corporation and its subsidiaries.

         On January 12, 2001, we issued a press release announcing the dismissal of the involuntary petition for relief under Chapter 11 of the United States Bankruptcy Code filed against BusinessMall in September 2000 by CCC Communications Corporation, ITS Billing and ForcedMatrix.com, Inc.

         In connection with this dismissal, we entered into a settlement agreement with the petitioning parties as well as Damien Freeman and James Maguire, former employees of BusinessMall. Pursuant to the settlement agreement, we returned certain furniture and equipment owned by Mr. Freeman that was in our possession, we transferred certain security deposits being held by third parties to CCC Communications. In addition, we agreed to pay to the petitioning parties approximately $600,000 by March 15, 2001, representing the balance due on several promissory notes due to the petitioning parties. In the event we do not pay off the indebtedness by March 15, 2001, the current board has agreed to resign their positions as officers and directors of BusinessMall and elect Mr. Freeman and his designees to serve in their stead. Additionally, if the notes are not paid by that date, we agreed to issue shares to Mr. Freeman 51% of the issued and outstanding shares of our common stock. The foregoing summarizes the terms of the settlement agreement. For more information regarding the settlement, we urge you to read the entire agreement, which is an exhibit to this filing.

         On January 12, 2001 we also announced that we have discontinued our e-commerce operations. To that end, we expect to liquidate all assets related to those operations to settle our debts and we intend to focus the balance of our resources on the telecommunications industry.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      None.

         (b)      Exhibits

                  99.1     Press Release dated January 12, 2001
                  99.2     Settlement Agreement dated December 1, 2000





         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     BUSINESSMALL.COM, INC.



                                                     By: /s/ John P. Scafidi
                                                         ----------------------
                                                         John P. Scafidi, CEO


Dated:  January 16, 2001